EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Kohl’s Corporation Holds Annual Shareholders Meeting

Company announces preliminary results of five matters up for shareholder vote

MENOMONEE FALLS, Wis., May 13, 2020 – Kohl’s Corporation (NYSE: KSS) today held its annual shareholders meeting. As previously announced, the 2020 meeting was held virtually due to continued public health precautions regarding in-person gatherings and to support the health and well-being of shareholders and other meeting participants given the COVID-19 pandemic.

Following are the preliminary results for the five matters voted upon by shareholders:

1.Kohl’s shareholders re-elected Michael Bender, Peter Boneparth, Steven A. Burd, Yael Cosset, H. Charles Floyd, Michelle Gass, Jonas Prising, John E. Schlifske, Adrianne Shapira, Frank V. Sica and Stephanie A. Streeter to the board of directors for one-year terms, with an average vote of more than 97 percent of the votes cast. As previously announced, as of the annual meeting, Stephen E. Watson retried from Kohl’s board of directors.

2.A proposal to ratify the appointment of Ernst & Young LLP as Kohl’s independent registered public accounting firm received more than 92 percent of the votes cast.

3.An advisory vote to approve the compensation of Kohl’s named executive officers received more than 91 percent of the votes cast.

4.A shareholder proposal on shareholder right to act by written consent received less than 8 percent of the votes cast.

5.A shareholder proposal on adoption of an animal welfare policy received less than 6 percent of the votes cast.

Kohl’s 10-K, proxy and information about the company’s 2019 financial performance are available at Corporate.Kohls.com.

About Kohl’s

With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s (NYSE: KSS) offers amazing national and exclusive brands, incredible savings and an easy shopping experience online at Kohls.com and on the Kohl's App. Since its founding, Kohl's has given more than $750 million to support communities nationwide. For more information about Kohl’s impact in the community, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

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Contacts:

Investor Relations: Mark Rupe, Mark.Rupe@Kohls.com, (262) 703-1266

Media Relations: Jen Johnson, Jen.Johnson@Kohls.com, (262) 703-5241